Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 5, 2020 in the Registration Statement on Form S-1 and the related Prospectus of BioAtla, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

November 13, 2020